PRESS RELEASE

L.B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact: David J. Russo

Phone: (412) 928-3417

FAX: (412) 928-7891

Email: investors@LBFosterCo.com

FOR IMMEDIATE RELEASE

L.B. FOSTER REPORTS FOURTH QUARTER

NET INCOME OF $3.9 MILLION

PITTSBURGH, PA, January 29, 2010 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported net income of $3.9 million or $0.38 per diluted share in the fourth quarter of 2009, compared to net income of $5.7 million or $0.55 per diluted share in the fourth quarter of 2008.

2009 Fourth Quarter Results
Fourth quarter 2009 net sales decreased 31.8% to $98.0 million compared to $143.8 million in the prior year quarter.  Gross profit margin was 15.9%, an increase of 200 basis points from the prior year quarter primarily as a result of a favorable LIFO credit partially offset by increased unfavorable manufacturing variances and increased charges for market-related inventory issues.

Selling and administrative expenses decreased $2.8 million or 23.9% from last year’s quarter due primarily to lower bad debt expense as well as decreased incentive compensation and travel and entertainment expenses.  Fourth quarter interest expense declined 33.0% from the prior year quarter due principally to decreased borrowings and, to a lesser extent, lower interest rates.  The Company’s income tax rate was 40.7% in the fourth quarter compared to 33.9% in the prior year quarter due to a lower manufacturing deduction and state return to provision adjustments.

“All of our segments posted significant declines in net sales for the fourth quarter; however, cost controls and pay for performance incentive plans mitigated the negative impact to income.  While we have won several large orders this quarter, business activity continues to be inconsistent in our Rail and Construction businesses and very weak in our Tubular divisions," stated Stan Hasselbusch, President and Chief Executive Officer.

Mr. Hasselbusch also commented, “Bookings for the quarter were $114.7 million compared to $99.5 million last year, a 15.3% increase while year-to-date bookings were down 15.9%.  Backlog was $172.7 million, an increase of 30.2% over the prior year; however, the gross margins associated with that backlog are lower than the prior year due to decreased pricing and an increased competitive environment across all product lines.”

Mr. Hasselbusch added, “We won several attractive awards in 2009 that were related to the Federal stimulus legislation, primarily in our transit and precast concrete building businesses.  While we expect a significant portion of those 2009 awards to be reflected as sales in 2010, we also anticipate that the volume of new stimulus-related opportunities will slow in 2010.”

2009 Total Year Results
For the twelve months ended December 31, 2009, L.B. Foster reported net income of $15.7 million or $1.53 per diluted share compared to net income of $27.7 million or $2.57 per diluted share in 2008.  In 2009, we recorded warranty charges of $2.7 million ($0.17 per diluted share) and unfavorable gross profit adjustments of $2.6 million ($0.16 per diluted share)  including a return and subsequent inventory write-down that was related to our concrete tie business which occurred during the first half of 2009.  Other income in 2009 included a pretax gain on the sale of marketable securities of $1.2 million ($0.07 per diluted share). The 2008 results included a pretax gain related to additional proceeds from the October 2007 sale of the Company’s investment in the DM&E Railroad of $2.0 million ($0.12 per diluted share), as well as a $1.5 million ($0.09 per diluted share) pretax gain on the sale and lease-back of our threaded products facility in Houston, Texas.

Net sales for 2009 decreased 25.5% to $382.0 million compared to $512.6 million in 2008.  Gross profit margin was 15.7%, flat with 2008.  The gross profit margin reflects (i) decreased billing margins including negative variances related to declining inventory values; (ii) the previously mentioned $5.3 million of concrete tie adjustments; (iii) increased unfavorable manufacturing variances of $5.2 million and (iv) increased slow moving inventory charges of $2.0 million, partially offset by a favorable change in LIFO adjustments of $23.7 million.

Selling and administrative expenses decreased $5.5 million or 13.3% from the prior year due primarily to lower incentive compensation and bad debt expense as well as decreased travel and entertainment expense.  Interest expense decreased $0.7 million or 35.2% from the prior year due to decreased borrowings and lower interest rates.  The Company generated $2.0 million of investment income in 2009 compared to $2.7 million in 2008.  The decline was due to a $1.9 million decrease in interest income, partially offset by a gain on the sale of marketable securities.  The decline in interest income was due to a significant reduction in interest rates.  The Company’s income tax rate was 38.3% compared to 35.9% in the prior year due to the reasons previously mentioned as well as reduced tax exempt interest income.

Cash generated from operations was approximately $7.7 million for the fourth quarter and $25.7 million for all of 2009 compared to $24.1 million in 2008.  Capital expenditures were $1.3 million for the fourth quarter 2009 and $6.1 million for the year compared to $4.8 million in 2008.  The increase is principally due to the purchase of land and construction of a building related to a joint venture we entered into that will manufacture, market and sell various products in the utility and construction markets.  “In 2009, we used that $25.7 million of positive cash flow to fund the $6.1 million in capital expenditures, to pay down $8.9 million of debt and to purchase $1.9 million of our common stock."  Mr. Hasselbusch noted, “As we navigate through 2010, we expect to remain challenged by a difficult business environment and we will continue to implement measures to control costs, focus on ways to maximize free cash flow, improve our operational processes and continue to look for opportunities to leverage our strong balance sheet, all with the goal of maintaining sales and minimizing profit erosion. The Company has strong liquidity and ample access to credit and we continue to look for value through synergistic and accretive acquisitions.”

L.B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter 2009 operating results and general market activity and business conditions on Friday, January 29, 2010 at 11:00am ET.  The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer.  Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company’s profitability include, but are not limited to, general economic conditions, sudden and/or sharp declines in steel prices, adequate funding for infrastructure projects, production delays or problems encountered at our manufacturing facilities, additional concrete tie defects and the availability of existing and new piling and rail products.  There are also no assurances that the Canadian Pacific Railway will proceed with the Powder River Basin project and trigger any contingent payments to L.B. Foster related to the Company’s sale of its investment in the DM&E.  Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as “anticipates,” “expects,” or “will,” generally should be considered forward-looking statements.  More detailed information on these and additional factors which could affect the Company’s operating and financial results are described in the Company’s Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission.  The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces.  The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

CONDENSED STATEMENTS OF CONSOLIDATED INCOME
L.B. FOSTER COMPANY AND SUBSIDIARIES
(In Thousands, Except Per Share Amounts)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
NET SALES	$98,034	$143,768	$381,962	$512,592
COSTS AND EXPENSES:
Cost of goods sold	82,448	123,763	322,104	432,374
Selling and administrative expenses	8,794	11,552	35,501	40,969
Interest expense	303	452	1,292	1,995
Gain on sale of DM&E investment	-	-	-	(2,022)
Gain on sale of Houston, TX property	-	-	-	(1,486)
Interest income	(113)	(657)	(789)	(2,675)
Other expense / (income)	10	94	(1,629)	158
	91,442	135,204	356,479	469,313
INCOME BEFORE INCOME TAXES	6,592	8,564	25,483	43,279
INCOME TAX EXPENSE	2,680	2,907	9,756	15,533
NET INCOME	$3,912	$5,657	$15,727	$27,746
BASIC EARNINGS PER COMMON SHARE	$0.38	$0.55	$1.55	$2.60
DILUTED EARNINGS PER COMMON SHARE	$0.38	$0.55	$1.53	$2.57
AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC	10,164	10,248	10,169	10,670
AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED	10,289	10,365	10,304	10,811

L.B. Foster Company and Subsidiaries
Consolidated Balance Sheets
(In thousands)
	December 31,	December 31,
	2009	2008
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash items	$124,845	$115,074
Accounts and notes receivable:
Trade	59,884	63,271
Other	1,294	1,042
Inventories	98,982	102,916
Current deferred tax assets	3,678	2,931
Prepaid income tax	248	-
Other current assets	1,161	1,221
Total Current Assets	290,092	286,455
OTHER ASSETS:
Property, plant & equipment-net	37,407	39,989
Goodwill	350	350
Other intangibles - net	25	37
Deferred tax assets	1,574	2,026
Investments	3,358	2,856
Other non-current assets	362	407
Total Other Assets	43,076	45,665
	$333,168	$332,120
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities on long-term debt	$5,406	$5,777
Accounts payable-trade and other	61,839	62,612
Accrued payroll and employee benefits	6,106	8,000
Other accrued liabilities	6,409	7,802
Total Current Liabilities	79,760	84,191

LONG-TERM DEBT, TERM LOAN	10,476	13,333
OTHER LONG-TERM DEBT	2,721	8,401
DEFERRED TAX LIABILITIES	1,870	2,046
OTHER LONG-TERM LIABILITIES	5,749	6,587
STOCKHOLDERS' EQUITY:
Class A Common stock	111	111
Paid-in capital	47,660	47,585
Retained earnings	212,787	197,060
Treasury stock	(27,574)	(26,482)
Accumulated other comprehensive loss	(392)	(712)
Total Stockholders' Equity	232,592	217,562
	$333,168	$332,120